================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                     FORM 15
                                 --------------

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934

                           COMMISSION FILE NO. 0-23012

                                 POWERTEL, INC.
             (Exact name of Registrant as specified in its Charter)

                             1239 O.G. SKINNER DRIVE
                            WEST POINT, GEORGIA 31833
                                 (706) 645-2000
          (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
            (Title of each class of securities covered by this Form)

                             WARRANTS EXPIRING 2006
                       12% SENIOR DISCOUNT NOTES DUE 2006
                       12% SENIOR DISCOUNT NOTES DUE 2006
                          11.125% SENIOR NOTES DUE 2007
           (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)    [X]     Rule 12h-3(b)(1)(i)     [X]
         Rule 12g-4(a)(1)(ii)   [ ]     Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(2)(i)    [ ]     Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(ii)   [ ]     Rule 12h-3(b)(2)(ii)    [ ]
                                        Rule 15d-6              [ ]

         Approximate number of holders of record as of the certification or notice date: 1


================================================================================

         Pursuant to the requirements of the Securities Exchange Act of 1934, Powertel, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                            POWERTEL, INC.



Date: May 31, 2001          /s/ Fred G. Astor, Jr.
                            ----------------------------------------------------
                            Fred G. Astor, Jr.
                            Executive Vice President and Chief Financial Officer